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Contact:

Don K. Rice
Chairman of the Board, Chief Executive Officer,
President and Treasurer
Ascend Acquisition Corp.
610-293-2512

FOR IMMEDIATE RELEASE

ASCEND ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

Wayne, Pennsylvania, May 17, 2006 – Ascend Acquisition Corp. (OTC Bulletin Board: ASAQU) announced today that it has completed its initial public offering of 6,000,000 units. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $36,000,000 to the Company. EarlyBirdCapital, Inc. acted as underwriter for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

The Company also announced the simultaneous consummation of the private sale of 166,667 units to Don K. Rice, the Company's Chairman of the Board, Chief Executive Officer, President and Treasurer. Each unit sold privately was sold at $6.00 per unit, generating total proceeds of $1,000,002. The units sold to Mr. Rice are identical to the units sold in the initial public offering except that if the Company calls the warrants for redemption, the warrants underlying such units may be exercisable on a cashless basis so long as such warrants are held by Mr. Rice or his affiliates. Additionally, Mr. Rice has waived his right to receive distributions upon the Company's liquidation prior to a business combination with respect to the securities underlying the units. Mr. Rice has further agreed that the units and underlying securities will not be sold or transferred by him until after the Company has completed a business combination.

Audited financial statements as of May 17, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of units have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

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